Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Sara Martinez Tucker Elected to Xerox Board of Directors

NORWALK, Conn., Aug. 18, 2011 – Xerox Corporation’s (NYSE: XRX) board of directors today announced that Sara Martinez Tucker has been elected to the board effective Sept. 1, 2011.

“Sara brings to our board impressive credentials and experience as an accomplished leader. Her success in both the public and private sectors will greatly benefit Xerox and our shareholders,” said Xerox Chairman and CEO Ursula Burns.

Tucker, 56, most recently served as the under secretary at the U.S. Department of Education, nominated by President George W. Bush in September 2006 and confirmed by the Senate in December of that year, serving until December 2008. Previously, Tucker was president and CEO of the Hispanic Scholarship Fund for nine years, and earlier spent 16 years as a senior executive at AT&T.

Tucker received both a bachelor of journalism degree and a master of business administration degree from the University of Texas at Austin. She serves on the board of directors of American Electric Power, the board of trustees at the University of Notre Dame, and is a member of Wal-Mart’s External Advisory Council.

About Xerox

Xerox Corporation is a $22 billion leading global enterprise for business process and document management. Through its broad portfolio of technology and services, Xerox provides the essential back-office support that clears the way for clients to focus on what they do best: their real business. Headquartered in Norwalk, Conn., Xerox provides leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. Through ACS, A Xerox Company, which Xerox acquired in February 2010, Xerox also offers extensive business process outsourcing and IT outsourcing services, including data processing, HR benefits management, finance support, and customer relationship management services for commercial and government organizations worldwide. The 134,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com, http://www.realbusiness.com or http://www.acs-inc.com. For investor information, visit http://www.xerox.com/investor.

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Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

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